ICICI SECURITIES HOLDINGS INC.
D/B/A ICICI Investment Advisors
415 Madison Avenue, Suite 1427
 New York, NY 10017

August 15, 2011

Mr. Stacey E. Hong, President
Forum Funds
Three Canal Plaza, Suite 600
Portland, Maine 04101

RE:           Expense Limitation Agreement

Dear Mr. Hong:

ICICI Securities Holdings Inc. [D/B/A ICICI Investment Advisors] (the “Adviser”) agrees to waive its investment advisory fee and reimburse expenses as necessary to ensure that total annual operating expenses (excluding other expenses, taxes, leverage interest, acquired fund fees and expenses, dividends or interest on short positions, other interest expenses, brokerage commissions, and extraordinary expenses such as litigation) for the ICICI India Dynamic Fund (the “Fund”) Class A Shares, Class C Shares and Class I Shares do not exceed 1.95%, 2.70%, and 1.70%,  respectively, for the period from August 17, 2011 through August 31, 2012.

This agreement can only be terminated or amended upon the approval of the Forum Funds Board of Trustees and is automatically terminated if the Adviser is no longer a service provider to the Fund.  Unless otherwise amended or terminated, this agreement will terminate on September 1, 2012.

Very truly yours,

By: /s/ Sriram Iyer

Name: Sriram Iyer
Title: Director